Exhibit 99.1

Investor Relations
Fitzhugh Taylor
(203) 682-8261
fitzhugh.taylor@icrinc.com

Media
Liz Brady
(646) 277-1226
liz.brady@icrinc.com

Ignite Restaurant Group Announces Restatement and Accounting Review

-Non-cash pre-tax lease accounting adjustment of $3.4 to $3.8 million over six years-

-Commences review of fixed asset accounting and related depreciation expense-

-Provides preliminary second quarter financial update-

Houston, TX — (BUSINESS WIRE) — July 18, 2012 — Ignite Restaurant Group, Inc. (NASDAQ: IRG) today announced that, following an internal assessment of its lease accounting policies, the Company has determined it necessary to correct non-cash related errors related to its accounting treatment of certain leases.  As a follow-up to this review, the Company is also commencing a detailed review of its historical accounting for fixed assets and related depreciation expense in prior periods as a private company.  Following the completion of the accounting review, the Company, with the concurrence of its independent registered public accounting firm, PricewaterhouseCoopers LLP, will restate its previously issued financial statements for years 2009 through 2011 and for the first quarter of 2012.

The lease accounting errors have been preliminarily quantified by the Company and date back to 2006, the year of the Company’s origination.  As discussed below, adjustments for these errors will reflect non-cash charges primarily relating to deferred rent.

The Company leases 100% of its properties. Historically, when accounting for leases that included stated fixed rent increases, the Company recognized rent expense on a straight line basis over the current lease term with the term primarily commencing when actual rent payments began.  Additionally, the Company did not record straight line rent on leases which contained CPI adjustments that also were subject to stated minimum rent increases. The Company will restate its previously issued financial statements to recognize rent expense on a straight line basis over the effective lease term, including cancelable option periods where failure to exercise such options would result in an economic penalty.  The lease term will commence on the date when the Company establishes effective control over the property.  Furthermore, straight line rent will be appropriately calculated on properties with CPI adjustments that are subject to a stated minimum required rent increase.  The changes to the recognition of rent expense are timing in nature and do not change the total cash payments or aggregate rent expense over the effective life of the lease term.  The total amount of the increases to historical deferred rent expense will be offset by the same aggregate amount of the adjustments in the form of lower deferred rent expense in the future years of the effective lives of the impacted leases.

The Company estimates that the aggregate pre-tax effect of the lease accounting related restatement items from 2006 through the first quarter of 2012 will range from $3.4 to $3.8 million.

The non-cash charges will impact deferred rent expense and pre-opening expense (the deferred rent portion only). The cumulative impact of these expenses in 2006 through 2009 is estimated to be $500 to $600 thousand.  The impact is higher from 2010 through the first quarter of 2012 when the Company opened 24 new or converted units.  The lease accounting restatement adjustments reduce pre-tax income by an estimated $1.0 to $1.1 million in 2010, $1.3 to $1.5 million in 2011 and $550 to $650 thousand in the first quarter of 2012.  The estimated increases in deferred rent expense and preopening expense will result in a corresponding increase in the deferred rent liability.

The lease accounting related restatement items will not impact the Company’s cash flows, revenues or comparable restaurant sales. Additionally, these restatement items will not impact restaurant-level profit margin or Adjusted EBITDA.

During the fixed asset accounting review the Company will assess historical asset additions, dispositions, useful lives and depreciation from 2006 through the first quarter of 2012.  The review will include a store-level fixed asset inventory at all 144 restaurant locations focusing primarily on kitchen equipment and other furniture and fixtures.  This review is likely to result in additional adjustments to our historical financial statements.  Based on the review work completed to date, we expect the fixed asset accounting review to result in a minimum of $1.2 million cumulative of pre-tax non-cash adjustments to our financial statements from 2006 through the first quarter of 2012 that will negatively impact our net income during those historical periods.  Due to the scope of the review, this work will likely take several weeks and is expected to delay the release of the Company’s second quarter earnings.  While the Company is working diligently on its fixed asset accounting review, there can be no assurance as to the precise timing of the review or what adjustments may be necessary to the Company’s historical financial statements or which historical periods will be impacted as a result of the review.

In connection with the restatement, the Company will also reclassify $175 thousand of general and administrative expense from the first quarter of 2012 into 2011.  The error correction relates to professional fees for quarterly reviews completed by the Company’s independent registered public accounting firm in 2011 that were previously recorded in the first quarter of 2012. This reclassification will have the effect of decreasing net income and Adjusted EBITDA in fiscal 2011 and increasing both measures in the first quarter of 2012.

The Company’s estimates for the impact of accounting adjustments are subject to change as the Company and its independent registered public accounting firm complete their review. The Company will make the appropriate filings with the Securities and Exchange Commission (SEC) to include the restated financial statements promptly following the completion of review work by the Company and its independent registered public accounting firm. In connection with the restatement, we are carefully reviewing potential weaknesses or deficiencies in our internal controls and disclosure controls and evaluating the prompt implementation of necessary measures to remediate any such weaknesses or deficiencies.  As a result of the restatement, the financial statements contained in the Company’s prior filings with the SEC should no longer be relied upon.

Raymond A. Blanchette, III, President and Chief Executive Officer of Ignite Restaurant Group, stated, “We are thoroughly committed to providing Ignite shareholders with accurate disclosure and are moving as expeditiously as possible with full resources to quickly identify and correct these issues. While we are extremely disappointed and embarrassed to be in the position of having to restate our financial results, we want to assure our investors that our operations remain strong and our core investment thesis remains unchanged.  We remain excited about the future of the Ignite Restaurant Group and the growth opportunities ahead for our brands. We look forward to sharing a broader update on our progress as soon as we complete our work.”

Preliminary Second Quarter 2012 Financial Update

For the second quarter ended June 18, 2012, the Company estimates revenues to be approximately $119.9 million, an increase of 16.2% compared to revenues of $103.2 million in the prior-year period. The Company estimates that comparable restaurant sales increased 3.0%. This increase marks the Company’s 16th consecutive quarter of comparable restaurant sales growth.

Restaurant-level profit margin for the second quarter is expected to be between 19.4% and 19.7%.  Restaurant-level profit for the second quarter is estimated to be between $23.2 and $23.6 million, an increase of more than 29% compared to the previously reported prior year period.  The prior year comparison does not include any potential impact from the fixed asset review work that is currently underway.

The five Joe’s Crab Shack restaurants developed under our new unit prototype that have been open for more than twelve months have estimated average sales volumes of $5.9 million over the twelve-month period ended June 18, 2012. The Company opened five new Joe’s Crab Shack restaurants during the second quarter. Additionally, one Joe’s Crab Shack restaurant has opened in the third quarter to date.

The Company has not yet completed closing procedures for the second quarter ended June 18, 2012 and these preliminary results are subject to change. Due to the scope and timing of the fixed asset accounting review noted above, the Company’s second quarter earnings release and quarterly report on Form 10-Q are expected to be delayed.

Conference Call

The Company will host a conference call to discuss the restatement today at 5:00 PM Eastern Daylight Time. The conference call can be accessed live over the phone by dialing 800-967-7138 or for international callers by dialing 719-325-2180. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 2668249. The replay will be available until July 25, 2012. The call will also be webcast live from the Company’s website at www.igniterestaurants.com under the “Investors” section.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. owns and operates two restaurant brands, Joe’s Crab Shack and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. Joe’s Crab Shack and Brick House Tavern + Tap operate in a diverse set of markets across the United States. Joe’s Crab Shack operates 127 restaurants in 33 states and Brick House Tavern + Tap operates 16 restaurants in 9 states as of June, 18, 2012.

Non-GAAP Financial Measures and other Key Operating Metrics

This press release references non-GAAP financial measures as defined by SEC rules, including Adjusted EBITDA and restaurant-level profit.  We think that these measures are helpful to investors in measuring our financial performance and comparing our performance to our peers.  However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies.  These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures.  We will file a Current Report on Form 8-K that will include a more detailed description of the non-GAAP financial measures used in this press release, together with a discussion of the usefulness and purpose of such measures.

Our estimated restaurant-level profit margin for the second quarter ended June 18, 2012 presented in this press release is calculated by dividing estimated restaurant-level profit by estimated restaurant sales.  Restaurant sales represents our estimated revenue of $119.9 million for the quarter less estimated licensing revenue not attributable to core restaurant operations of $0.1 million for the quarter.  Restaurant-level profit represents restaurant sales of $119.8 million less our estimated restaurant operating costs of $96.1 to $96.5 million for the quarter. Estimated restaurant operating costs include costs of sales, labor and benefits, occupancy expenses and other operating expenses. Deferred rent is excluded as an expense in the calculation of restaurant-level profit and therefore restaurant-level profit is unaffected by the deferred rent adjustment. Our estimate of our aggregate restaurant operating costs are preliminary in nature and are subject to greater variability than our revenue estimates as we complete our quarterly close process.

This press release also includes references to other key operating metrics and performance indicators, including change in comparable restaurant sales.  Our comparable restaurant base includes restaurants open for at least 104 weeks, or approximately 24 months.  Change in comparable restaurant sales represents the change in period-over-period sales of the comparable restaurant base.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Examples of forward-looking statements in this press release include the expected impact of the restatement on our historical financial results, the potential timing of our fixed asset accounting review, our estimated results for the second quarter of 2012, and our timing for releasing our second quarter earnings results and quarterly report on Form 10-Q.  A number of other important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our Registration Statement on Form S-1, filed on May 8, 2012 with the SEC, which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

As discussed above, our preliminary estimates for the impact of the lease accounting restatement items are subject to change as we and our independent registered public accounting firm complete our lease accounting review. In addition, there can be no assurance as to the precise timing of the completion of our fixed asset accounting review or what adjustments may be necessary to the Company’s historical financial statements as a result of such review. Further, we have not yet completed closing procedures for the second quarter ended June 18, 2012, and our independent registered public accounting firm has not yet reviewed the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results.